UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 26, 2017

Commission File No. 333-177786

REBEL GROUP, INC.
(Exact Name of Registrant as Specified in its Charter)

Florida	45-3360079
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

7500A Beach Road, Unit 12-313, The Plaza Singapore 199591	+6562941531
(Address of Principal Executive Offices and Zip Code)	(Registrant’s Telephone Number, Including Area Code)

N/A

 Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On January 26, 2017, Rebel Group, Inc. (the “Company”) added Tomas Urbanec to its Board of Directors (the “Board”). There are no compensatory arrangements between the Company and Mr. Urbanec for the services to be provided by him as a director, however, such arrangements are to be negotiated in the future.

Mr. Urbanec, age 49, is an accomplished international executive, with over 17 years of experience in global consumer financial services. Mr. Urbanec has held leadership positions with businesses in some of the major financial capitals of the world, with regional assignments in Hong Kong, Athens, Tokyo, Shanghai and Singapore. His most recent role was as the Chief Executive Officer and Executive Director of Prudential Assurance Company Singapore, which is of one of the largest life insurance companies in Singapore and is part of the Prudential UK group.

Prior to his appointment as Chief Executive Officer of Prudential Assurance Company Singapore, Mr. Urbanec was the Chief Marketing and Partnerships Distribution Officer for Prudential Singapore from 2009 to 2013. Mr. Urbanec also served as Regional Strategic Marketing Officer for Prudential Corporation Asia from 2008 to 2009.

Before joining Prudential, Mr. Urbanec was the Executive Vice President of Personal Lines for ACE Insurance Group (now known as Chubb Insurance) from 2004 to 2008.

Mr. Urbanec holds a Masters of Business Administration from the Weatherhead School of Management at Case Western Reserve University in Cleveland Ohio and a Bachelor’s of Science in Finance from Indiana University in Bloomington Indiana.

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SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Rebel Group, Inc.

Date: January 27, 2017	By:	/s/ Aan Yee Leong, Justin
Aan Yee Leong, Justin
President, Chief Executive Officer, Director Principal Executive Officer, Principal Financial and Accounting Officer

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